                                                                   EXHIBIT 10.28
                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                       CAPSTAR ACQUISITION COMPANY, INC.,



                           QUASS BROADCASTING COMPANY



                                      AND



                     THE SELLING STOCKHOLDERS NAMED HEREIN



                                  DATED AS OF



                                  JUNE 5, 1997
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                               TABLE OF CONTENTS

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                                    ARTICLE I

                                  DEFINED TERMS

         1.1.    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . .  1

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         2.1.    Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . 11
         2.2.    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . 11
         2.3.    Delivery of Notices  . . . . . . . . . . . . . . . . . . . . 11
         2.4.    Payments at Closing  . . . . . . . . . . . . . . . . . . . . 11
         2.5.    Post-Closing Purchase Price Adjustment; Post-Closing Payment 12
         2.6.    Earnest Money  . . . . . . . . . . . . . . . . . . . . . . . 13

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1.    Representations and Warranties Regarding the Company.  . . . 13
         3.2.    Representations and Warranties of Selling Stockholders . . . 24
         3.3.    Representations and Warranties of Buyer  . . . . . . . . . . 25

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1.    Covenants of the Company and the Selling Stockholders  . . . 27
         4.2.    Negative Trade Balance . . . . . . . . . . . . . . . . . . . 29
         4.3.    Environmental Site Assessments . . . . . . . . . . . . . . . 29
         4.4.    Broadcast Transmission Interruption  . . . . . . . . . . . . 29

                                    ARTICLE V

               ADDITIONAL AGREEMENTS OF THE COMPANYAND THE SELLING

                                  STOCKHOLDERS


         5.1.    No Solicitation of Transactions  . . . . . . . . . . . . . . 29
         5.2.    Access and Information . . . . . . . . . . . . . . . . . . . 30
         5.3.    Assistance . . . . . . . . . . . . . . . . . . . . . . . . . 31
         5.4.    Compliance With Station Licenses . . . . . . . . . . . . . . 31
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         5.5.    Notification of Certain Matters  . . . . . . . . . . . . . . 32
         5.6.    Third Party Consents . . . . . . . . . . . . . . . . . . . . 32
         5.7.    Resignations of Directors and Officers . . . . . . . . . . . 32
         5.8.    Mary K. Quass Employment Agreement . . . . . . . . . . . . . 32

                          ARTICLE VI COVENANTS OF BUYER
         6.1.    Notification of Certain Matters  . . . . . . . . . . . . . . 33
         6.2.    Employee Matters . . . . . . . . . . . . . . . . . . . . . . 33
         6.3.    Certain Legal Qualifications . . . . . . . . . . . . . . . . 33
         6.4.    Future Acquisitions  . . . . . . . . . . . . . . . . . . . . 33

                           ARTICLE VIIMUTUAL COVENANTS
         7.1.    Application for FCC Consents . . . . . . . . . . . . . . . . 34
         7.2.    Control of Stations  . . . . . . . . . . . . . . . . . . . . 34
         7.3.    Other Governmental Consents  . . . . . . . . . . . . . . . . 34
         7.4.    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . 34
         7.5.    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . 35
         7.6.    Additional Agreements  . . . . . . . . . . . . . . . . . . . 36

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1.    Conditions to Each Party's Obligation  . . . . . . . . . . . 36
         8.2.    Conditions to Obligation of Buyer  . . . . . . . . . . . . . 37
         8.3.    Conditions to Obligations of the Selling Stockholders  . . . 37

                                   ARTICLE IX

                                     CLOSING

         9.1.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         9.2.    Actions to Occur at Closing  . . . . . . . . . . . . . . . . 39

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1.   Termination  . . . . . . . . . . . . . . . . . . . . . . . . 41
         10.2.   Effect of Termination  . . . . . . . . . . . . . . . . . . . 42
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                                   ARTICLE XI

                                 INDEMNIFICATION

         11.1.   Indemnification of Buyer . . . . . . . . . . . . . . . . . . 44
         11.2.   Indemnification of Selling Stockholders  . . . . . . . . . . 44
         11.3.   Defense of Third-Party Claims  . . . . . . . . . . . . . . . 44
         11.4.   Direct Claims  . . . . . . . . . . . . . . . . . . . . . . . 45
         11.5.   Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         11.6.   Limitations  . . . . . . . . . . . . . . . . . . . . . . . . 45
         11.7.   Instructions to Escrow Agent . . . . . . . . . . . . . . . . 47
         11.8.   No Waiver Relating to Claims for Fraud . . . . . . . . . . . 47

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1.   Survival of Representations, Warranties, and Covenants . . . 48
         12.2.   Further Actions  . . . . . . . . . . . . . . . . . . . . . . 48
         12.3.   Amendment and Modification . . . . . . . . . . . . . . . . . 48
         12.4.   Waiver of Compliance . . . . . . . . . . . . . . . . . . . . 48
         12.5.   Specific Performance . . . . . . . . . . . . . . . . . . . . 48
         12.6.   Severability . . . . . . . . . . . . . . . . . . . . . . . . 49
         12.7.   Expenses and Obligations . . . . . . . . . . . . . . . . . . 49
         12.8.   Parties in Interest  . . . . . . . . . . . . . . . . . . . . 49
         12.9.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         12.10.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 51
         12.11.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 51
         12.12.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 51
         12.13.  Public Announcements . . . . . . . . . . . . . . . . . . . . 52
         12.14.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 52
         12.15.  Director and Officer Liability . . . . . . . . . . . . . . . 52
         12.16.  No Reversionary Interest . . . . . . . . . . . . . . . . . . 52
         12.17.  Relationship of Selling Stockholders . . . . . . . . . . . . 52
         12.18.  Appointment of Stockholders' Representative  . . . . . . . . 53
         12.19.  Consulting Agreement . . . . . . . . . . . . . . . . . . . . 55
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                                     (iii)
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EXHIBITS:

Exhibit A        --       Form of Deposit Escrow Agreement
Exhibit B        --       Form of Employment Agreement
Exhibit C        --       Form of Indemnification Escrow Agreement
Exhibit D        --       Form of Release
Exhibit E        --       Form of Legal Opinions
Exhibit F        --       Form of Legal Opinion of Vinson & Elkins L.L.P.
Exhibit G        --       Form of Consulting Agreement

SCHEDULES:

Schedule 2.1     --       Shares Owned
Schedule 2.4(a)  --       Allocation of Purchase Price
Schedule 3.1(a)  --       Qualification to do Business and Good Standing
Schedule 3.1(c)  --       List of Stockholders and Ownership
Schedule 3.1(f)  --       Unrecorded Liabilities and Conduct of Business
Schedule 3.1(g)  --       Licenses and Permits
Schedule 3.1(h)  --       Litigation
Schedule 3.1(i)  --       Insurance
Schedule 3.1(j)  --       Real Estate
Schedule 3.1(k)  --       Leased Real Property
Schedule 3.1(l)  --       Personal Property
Schedule 3.1(p)  --       Certain Agreements
Schedule 3.1(q)  --       Employee Benefit Plans
Schedule 3.1(r)  --       Patents, Trademarks; Etc.
Schedule 3.1(s)  --       Affiliate Relationships
Schedule 3.1(u)  --       Trade Deals
Schedule 3.2(a)  --       Certain Liens
Schedule 6.2     --       Employee Matters





                                      (iv)

                            STOCK PURCHASE AGREEMENT

    This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 6, 1997, by and among Quass Broadcasting Company, an Iowa corporation (the "Company"), each of the persons identified on Annex A (the "Selling Stockholders"), and Capstar Acquisition Company, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S

    A. The Selling Stockholders collectively own all of the issued and outstanding shares of the common stock, par value $.01 per share ("Common Stock"), of the Company, which shares constitute all of the authorized, issued, and outstanding capital stock of the Company.

    B. Buyer desires to purchase from the Selling Stockholders, and the Selling Stockholders desire to sell to Buyer, all of the shares of Common Stock held by the Selling Stockholders (the "Shares") in consideration of the Purchase Price (hereinafter defined), upon the terms and subject to the conditions set forth herein.

                              A G R E E M E N T S

    NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

    1.1. DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

         "Accounts Receivable" means the rights of the Company to cash payment for the sale of advertising time by the Stations and other amounts that would be classified as an account receivable on the asset side of a balance sheet of the Company prepared in accordance with GAAP.

         "Adjustment Amount" has the meaning set forth in Section 2.5(c).

         "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

         "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the Company or the business, operations or assets of the Company, as they may be in effect on or prior to the Closing.





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         "Applications" has the meaning set forth in Section 7.1.

         "Balance Sheet" has the meaning set forth in Section 3.1(f).

         "Balance Sheet Date" has the meaning set forth in Section 3.1(f).

         "Banking Event" has the meaning set forth in Section 9.1.

         "business day" means any other day than (i) a Saturday or Sunday or
(ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

         "Buyer" has the meaning set forth in the first paragraph of this Agreement, and it includes its permitted successors and assigns.

         "Buyer Indemnified Costs" means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of (i) any breach or default by the Company or any Selling Stockholder of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith; (ii) the business or operations of the Company or any of the Stations prior to the Closing Date, including any and all liabilities arising under the Licenses or the Contracts, but only to the extent that such damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses relate to events or circumstances occurring prior to the Closing Date; and (iii) any breach or default by the Selling Stockholders or the Company of any covenant or agreement under this Agreement or any other Transaction Document; and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. In determining the amount of any of the items described in the preceding clauses (a) or (b), such amount shall be reduced by (A) the net amount the Buyer Indemnified Parties recover (after deducting all attorney's fees, expenses and other out-of-pocket costs of recovery) from any insurer or other party liable for such item; and
(B) the amount of any tax benefits actually realized by the Buyer Indemnified Parties as a result of any such item.

         "Buyer Indemnified Parties" means Buyer and each officer, director, employee, consultant, stockholder, and Affiliate of Buyer.

         "Capped Buyer Indemnified Costs" means all Buyer Indemnified Costs other than (a) damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by the Company or any Selling Stockholder of any of the representations and warranties contained in Section 3.1(o) or Section 3.2(a), and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to the foregoing.

         "Capped Indemnified Costs" means the Capped Buyer Indemnified Costs or the Selling Stockholders Indemnified Costs, as the case may be.

         "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

         "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX.

         "Closing Balance Sheet" has the meaning set forth in Section 2.5(a).

         "Closing Date" means the date of the Closing specified in Article IX.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

         "Common Stock" has the meaning set forth in the first recital of this Agreement.

         "Communications Act" means the Communication Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder.

         "Company Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the Stations is a party or by which any of them is bound, and the value of the goods and services to be received under such agreements, but excluding any such values to the extent that they are included in Current Assets, Current Liabilities or Funded Debt.

         "Company Reports" has the meaning set forth in Section 3.1(f).

           "Conflict Event" has the meaning set forth in Section 9.1.

         "Consents" means all governmental consents and approvals, including the FCC Consents, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Common Stock, or the control of the Company and its properties and assets, to Buyer and otherwise to consummate the transactions contemplated hereby.

         "Contracts" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which the Company is a party or is otherwise bound.

         "Cure Period" has the meaning set forth in Section 10.1(b).

         "Current Assets" means assets of the Company which, in accordance with GAAP,. are current assets, after deducting adequate reserves in accordance with GAAP (which, in the case of Accounts Receivable, shall include a reserve for doubtful accounts equal to 2% of the aggregate amount of the Accounts Receivable).

         "Current Liabilities" means liabilities of the Company which, in accordance with GAAP, are current liabilities.

         "Debt", without duplication, means (a) all indebtedness of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (e) any net payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others, and (h) all other obligations of the Company which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet as of the date of determination.

         "Deposit Escrow Agreement" means the Deposit Escrow Agreement among the Company, the Selling Stockholders and Media Venture Partners, Ltd., a copy of which is attached hereto as Exhibit A.

         "Deposit Letter of Credit" means that certain original, irrevocable letter of credit in favor of the Selling Stockholders and the Escrow Agent issued by Bankers Trust Company or another lender for the sum of $750,000 and held in accordance with the provisions of the Deposit Escrow Agreement.

         "Employee Benefit Plans" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any member of the ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

         "Employment Agreement" means the Employment Agreement between Central Star Communications, Inc. and Mary K. Quass substantially in the form attached hereto as Exhibit B.

         "Environmental Costs or Liabilities" has the meaning set forth in
Section 3.1(o)(iv).

         "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may be amended and in effect on or prior to the Closing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Group" has the meaning set forth in Section 3.1(q).

         "ESA" means Phase I or Phase II environmental site assessments.

         "Escrow Agent" means Citibank, N.A. and includes its successors and assigns.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Existing ESAs" means the Phase I Environmental Assessment of KHAK Radio Tower Property, U.S. Highway 30 East and Ivanhoe Road, Cedar Rapids, Iowa, dated September 1992, prepared by Green Environmental Services, Inc. of Cedar Rapids, Iowa and the Phase I Environmental Site Assessment for 3000 North Center Point Road, Cedar Rapids, Iowa, dated January 1995, prepared by Shive-Hattery Engineers and Architects, Inc. of Iowa City, Iowa.

         "FCC" means the Federal Communications Commission.

         "FCC Consents" means actions by the FCC granting its initial consent to the transfer of the control of the FCC Licenses for each of the Stations to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to the Company and applications of the Company, if any, to the FCC relating to or used in the business or operations of each of the Stations, including those listed on Schedule 3.1(l) and any additions thereto between the date hereof and the Closing Date.

         "Final Order" means written action or order issued by the FCC setting forth the FCC Consents and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration, or appeal, such review, reconsideration, or appeal has been denied and the time for further review, reconsideration, or appeal has expired.





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
         "Financial Statements"has the meaning set forth in Section 3.1(f).

         "Former Selling Stockholder" has the meaning as set forth in Section 12.18.

         "Funded Debt" means (a) all Debt of the Company maturing by its terms more than one year after, or which is renewable or extendible at the option of the Company for a period ending one year or more after, the date as of which Funded Debt is being determined, and shall include Debt of such maturity created, assumed or guaranteed by the Company either directly or indirectly, including obligations of such maturity secured by a lien upon property of the Company, and (b) all interest, unamortized discount, charges, fees, expenses, penalties, premiums, or other amounts, including prepayment penalties, which have become due on the foregoing items.

         "Funded Debt Payoff Notice" has the meaning set forth in Section
2.3(a).

         "GAAP" means generally accepted accounting principles in the United States.

         "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

         "Hazardous Substances" has the meaning set forth in Section 3.1(n).

         "Holdback Amount" has the meaning set forth in Section 11.5.

         "Indemnification Escrow Agreement" means the Indemnification Escrow Agreement among Selling Stockholders (or the Stockholders' Representative on behalf of the Selling Stockholders), Buyer, and Escrow Agent substantially in the form attached hereto as Exhibit C.

         "Indemnified Costs" means the Buyer Indemnified Costs or the Selling Stockholders Indemnified Costs, as the case may be.

         "Indemnified Parties" means the Buyer Indemnified Parties or the Selling Stockholders Indemnified Parties, as the case may be.

         "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

         "Intellectual Property" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights whether registered or not, licenses to or owned by the Company, including the call letters of each of the Stations and the goodwill related to the foregoing.

         "Know-how" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

         "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party.

         "Leased Real Property" means all of the Company leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in the business and operations of the Company, including those interests which are identified and described in Schedule 3.1(k), as modified by any addition or permitted deletion thereto between the date hereof and the Closing Date.

         "Licenses" means the FCC Licenses and all Permits issued by any Governmental Entity to the Company, including those listed on Schedule 3.1(l), with any additions thereto between the date hereof and the Closing Date.

         "Liens" has the meaning set forth in Section 3.1(m).

         "Material Adverse Effect" means a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities, or prospects of the Company, in each case taken as a whole.

         "Minimum Loss" has the meaning as set forth in Section 11.6(a).

         "Multiemployer Plan" has the meaning set forth in Section 3(37) or
Section 4001(a)(3) of ERISA.

         "Outstanding Transaction Costs" means all fees, expenses and other costs, including any brokerage or finders fees, payable by the Company after the Closing Date in connection with the transactions contemplated by this Agreement and the other Transaction Documents, other than any such items that are included as a liability on the Closing Balance Sheet.

         "Owned Real Property" means those parcels of real property owned in fee and used or held for use by the Company as described in Schedule 3.1(j), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of the Company in and to any street or other property adjoining any portion of such property.

         "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by the Company.

         "Pension Plans" has the meaning set forth in Schedule 3.1(q).

         "Permits" has the meaning set forth in Section 3.1(n).

         "Permitted Encumbrances" means (a) statutory Liens for current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges or encumbrances incidental to the operation of the Company or the ownership of the Company's assets which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of the assets encumbered thereby or materially interfere with the use thereof or the operation of such asset or the Stations, and (e) Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of the Company assets or the continuation of the operation of any Station.

         "Permitted Liens" has the meaning set forth in Section 3.1(m).

         "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

         "Personal Property" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by the Company and which are used or held for use in its business or operations, including the personal property which is listed on Schedule 3.1(k) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1.

         "Proportionate Share" means (a) with respect to Mary K. Quass, 65%, and (b) with respect to the Carlton O. Tronvold Trust and the Carlton O. Tronvold Charitable Remainder Trust, 35%.

         "Purchase Price" means the consideration payable by Buyer to the Selling Stockholders as provided in Section 2.2 hereof.

         "Real Property" means the Leased Real Property and the Owned Real Property.

         "Referee" has the meaning set forth in Section 2.5(b).

         "Release" means the Release of Claims between Buyer and the Selling Stockholders substantially in the form of Exhibit D.

         "Released Claims" has the meaning set forth in Section 10.2(b).

         "Released Parties" has the meaning set forth in Section 10.2(b).

         "Schedules" means the Schedules attached hereto.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Selling Stockholders" has the meaning set forth in the first paragraph of this Agreement.

         "Selling Stockholders Indemnified Costs" means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Selling Stockholders Indemnified Parties incurs and that arise out of (i) any breach or default by Buyer of any of the representations, or warranties under this Agreement or any agreement or document executed in connection herewith; (ii) the business or operation of the Company on and after the Closing Date, including any and all liabilities arising under the Licenses or the Contracts, but only to the extent that such damages, losses, claims, liabilities, demands, charges, suits, penalties and expenses relate to events or circumstances occurring after the Closing Date; and (iii) any breach or default by Buyer of any covenant or agreement under this Agreement or any other Transaction Document; (b) the items indemnified against pursuant to Section 5.3; and (c) any and all actions, suits, proceedings claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. In determining the amount of any of the items described in the preceding clauses (a) or (b), such amount shall be reduced by (A) the net amount the Selling Stockholders Indemnified Parties recover (after deducting all attorney's fees, expenses and other out- of-pocket costs of recovery) from any insurer or other party liable for such item; and (B) the amount of any tax benefits actually realized by the Selling Stockholders Indemnified Parties as a result of any such item.

         "Selling Stockholders Indemnified Parties" means each of the Selling Stockholders and each officer, director, employee, consultant, stockholder, and Affiliate of the Company.

         "Shares" has the meaning set forth in the second recital of this Agreement.

         "Station Event" has the meaning set forth in Section 9.1.

         "Station Licenses" has the meaning set forth in Section 3.1(f).

         "Station Management" has the meaning set forth in Section 4.1(b).

         "Stockholders' Representative" means Mary K. Quass or her successor in that capacity appointed pursuant to Section 12.18.

         "Successor Selling Stockholders" has the meaning set forth in Section 12.18.

         "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

         "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Trade Deals" means the exchanges by a Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

         "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the business of any Station, whether or not registered, and any applications or registrations therefor and (b) any associated goodwill incident thereto owned by the Company.

         "Trading Event" has the meaning set forth in Section 9.1.

         "Transaction Documents" has the meaning set forth in Section 3.1(d).

         "Voting Debt" has the meaning set forth in Section 3.1(c).

         "Working Capital Deficit" means the amount by which the sum of Current Liabilities (as shown on the Closing Balance Sheet) exceed Current Assets (as shown on the Closing Balance Sheet).

                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

    2.1. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing (hereinafter defined), each Selling Stockholder shall sell to Buyer, and Buyer shall purchase from such Selling Stockholder, the Shares set forth opposite such Selling Stockholders' name on Schedule 2.1, free and clear of all Liens.

    2.2. PURCHASE PRICE. (a) Subject to Section 2.2(b), the aggregate purchase price payable by Buyer to the Selling Stockholders in consideration for the sale of the Shares (the "Purchase Price") shall be $14,980,000.

         (b) The Purchase Price shall be subject to adjustment after the Closing as set forth in Section 2.5.

    2.3. DELIVERY OF NOTICES.

         (a) Funded Debt Payoff Notice. No later than the date that is three business days prior to the date scheduled for the Closing, the Company shall deliver to Buyer a written notice (the "Funded Debt Payoff Notice") setting forth (i) the payments necessary to be made in order for the Funded Debt to be repaid in full and retired as of the Closing Date, (ii) the name of the persons to whom such payments are to be made, and (iii) wiring instructions for the recipients of such payments. At the Closing, an amount of the Purchase Price equal to the Funded Debt shall be applied to the payment and retirement in full of the Funded Debt identified in such notice.

         (b) Wiring Instructions. Contemporaneously with the delivery of the Funded Debt Payoff Notice, the Company or the Selling Stockholders shall deliver to Buyer a notice setting forth wiring instructions for the Purchase Price to be paid to the Selling Stockholders on the Closing Date.

    2.4. PAYMENTS AT CLOSING. At the Closing, subject to the satisfaction of the other terms and conditions of this Agreement, Buyer shall:

         (a) pay or cause to be paid to the Selling Stockholders cash, via wire transfer of immediately available funds, in an amount equal to the Purchase Price, minus the sum of the amount of the Funded Debt and the Holdback Amount, which amount shall be allocated among the Selling Stockholders as provided on
Schedule 2.4(a);.

         (b) wire transfer an amount equal to the amount of the Funded Debt in accordance with the Funded Debt Notice; and

         (c) deposit or cause to be deposited the Holdback Amount with the Escrow Agent. Buyer is directed by each Selling Stockholder to deposit the amount of the Holdback Amount set forth opposite such Selling Stockholder's name in Column A of Schedule 2.4(a) with the Escrow Agent at the Closing and Buyer shall make such deposit as directed.

    2.5. POST-CLOSING PURCHASE PRICE ADJUSTMENT; POST-CLOSING PAYMENT. (a) No later than 60 days after the Closing Date, the Selling Stockholders shall cause to be prepared and delivered to Buyer (i) a balance sheet for the Company as of 11:59 p.m. on the date immediately prior to the Closing Date (but giving effect to the Funded Debt payment pursuant to Section 2.3(a)) (the "Closing Balance Sheet"),(ii) a calculation of the Working Capital Deficit of the Company as determined from the Closing Balance Sheet and (iii) calculations of the Company Negative Trade Balance and Outstanding Transaction Costs as determined, to the extent practicable, from the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP, and shall fairly present the financial position of the Company as of 11:59 p.m. on the date immediately prior to the Closing Date, subject to normal recurring year- end adjustments (but giving effect to the Funded Debt payment pursuant to Section 2.3(a)). The Closing Balance Sheet and such calculations shall be prepared in consultation with Buyer and McGladrey & Pullen, L.L.P., accountants for the Selling Stockholders, (and, if requested by Buyer, McGladrey & Pullen, L.L.P. shall consult with Coopers & Lybrand, accountants for the Buyer), but need not be audited unless Buyer requests that the Closing Balance Sheet be audited in a notice delivered to the Selling Stockholders no later than 30 days after the Closing Date. If Buyer requests an audit, the Closing Balance Sheet shall be audited by either McGladrey & Pullen, L.L.P. or Coopers & Lybrand, whichever firm is specified in Buyer's notice, and the Closing Balance Sheet delivered to Buyer shall be accompanied by the auditors report thereon. The Company shall bear the cost of the audit which cost shall not constitute an Outstanding Transaction Cost hereunder.

         (b) If Buyer disputes the accuracy of the Closing Balance Sheet, or the calculation of the Working Capital Deficit, the Outstanding Transaction Costs or the Company Negative Trade

Balance, Buyer shall promptly inform the Selling Stockholders of the disputed amount of the Closing Balance Sheet or such calculation and the basis for Buyer's dispute in reasonable detail. If the Selling Stockholders do not agree to modify the Closing Balance Sheet or the calculation of the Working Capital Deficit, the Outstanding Transaction Costs or the Company Negative Trade Balance, as applicable, in accordance with Buyer's position regarding such disputed amount of the Closing Balance Sheet or the calculation of the Working Capital Deficit, the Outstanding Transaction Costs or the Company Negative Trade Balance, as applicable, Buyer and the Selling Stockholders shall submit such dispute to an independent "big six" accounting firm selected jointly by Coopers & Lybrand and McGladrey & Pullen, L.L.P. (the "Referee") for arbitration. The parties shall use all reasonable efforts to achieve a decision by such Referee as soon as practicable, and in any event no later than 30 days from the date such dispute is submitted. The decision of the Referee shall be final, conclusive and binding on the parties.

         (c) If the Closing Balance Sheet or the calculation of the Outstanding Transaction Costs and the Company Negative Trade Balance reflects the existence of a Working Capital Deficit or an amount of Outstanding Transaction Costs or Company Negative Trade Balance, then the Purchase Price shall be decreased by the amount of the sum of (i) the Working Capital Deficit,
(ii) the Outstanding Transaction Costs, and (iii) the amount by which the Company Negative Trade Balance exceeds $25,000 (the "Adjustment Amount"). The Selling Stockholders shall promptly (and, in any event, within five business days following the acceptance of, or resolution of any disputes in regard to, the Closing Balance Sheet or such calculations) refund to Buyer the amount of the Adjusted Amount via wire transfer of immediately available funds. Each Selling Stockholder shall pay its Proportionate Share of the Adjustment Amount. If a Selling Stockholder fails to pay its Proportionate Share of the Adjustment Amount, then, in addition to whatever other remedies it may have, Buyer shall be entitled to recover the amount of the unpaid Adjustment Amount from the Holdback Amount, without regard to the Minimum Loss limitation described in
Section 11.6(a).

         (d) If less than 98% of the Accounts Receivable included in the Closing Balance Sheet are collected on or before the 120th day after the Closing Date, then Buyer shall deliver to the Selling Stockholders a notice setting forth the difference between the amount collected and 98% of the Accounts Receivables included in the Closing Balance Sheet. Each Selling Stockholder shall pay its Proportionate Share of such difference to Buyer within five business days of Buyer's notice. If a Selling Stockholder fails to pay such Proportionate Share, then, in addition to what other remedies it may have, Buyer shall be entitled to recover the amount of such Proportionate Share from the Holdback Amount, without regard to any Minimum Loss limitation. Upon payment of the foregoing amounts Buyer shall assign any such uncollected Accounts Receivable promptly to the Selling Stockholders or their designee. If greater than 98% of the Accounts Receivable included in the Closing Balance Sheet are collected on or before the 120th day after the Closing Date, then Buyer shall, on or before the 150th day after the Closing Date, remit to each Selling Stockholder its Proportionate Share of the amount collected in excess of 98% of the Accounts Receivable included in the Closing Balance Sheet.

    2.6. EARNEST MONEY. (a) Concurrently with the execution of this Agreement, Buyer shall deposit the Deposit Letter of Credit with Media Venture Partners, Ltd. to be held in escrow in accordance with the Deposit Escrow Agreement.

         (b) Subject to satisfaction of the conditions to the obligations set forth in Article VIII, at the Closing, the Selling Stockholders shall instruct Media Venture Partners, Ltd. to release and return the Deposit Letter of Credit to Buyer for cancellation.

         (c) If this Agreement is terminated as provided in Section 10.1, Buyer and the Selling Stockholders shall instruct Media Venture Partners, Ltd. to release the Deposit Letter of Credit to Buyer or to the Selling Stockholders, all as provided in Section 10.2.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    3.1. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company, and each Selling Stockholder, jointly and severally (but subject to the provisions of Sections 11.6 and 12.17(b)), represent and warrant to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement).

         (a) Organization, Good Standing, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.1(a), which states represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The Company has delivered to Buyer true and complete copies of its Articles of Incorporation and Bylaws, as in effect at the date of this Agreement. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

         (b) Subsidiaries of the Company. The Company does not own, directly or indirectly, any equity interest in, any other corporation, partnership, or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, or other person.

         (c) Capital Structure. The authorized capital stock of the Company consists of 80,000 shares of Common Stock, and 20,000 shares of preferred stock, par value $7.50 per share ("Preferred Stock"), none of which is designated. There are 17,000 shares of Common Stock issued and outstanding and 3,000 shares of Common Stock are held by the Company in its treasury. No shares of Preferred Stock are issued and outstanding. No shares of capital stock of the Company are reserved for issuance for any other purpose. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which
holders of Common Stock may vote.   There are no options, warrants, calls,
rights, commitments, or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be, delivered or sold, additional shares of capital stock or any Voting Debt of the Company, or obligating the

Company to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of Common Stock or other capital stock of the Company. Schedule 3.1(c) identifies as of the date of this Agreement the record and beneficial owner, if different, of the issued and outstanding shares of Common Stock.

         (d) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Deposit Escrow Agreement, and each other agreement, document, and instrument required to be executed by the Company in accordance herewith (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company. The Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by the Company do not and the performance by the Company of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(e) or listed on Schedule 3.1(e) or Schedule 3.1(p), (i) violate, conflict with, or result in any breach of any provision of the Company's Articles of Incorporation and Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of the Company or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of the assets of the Company under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which the Company is a party or by which it or any of the assets of the Company may be bound or subjected, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity applicable to the Company or by which or to which any of such assets is bound or subject. No Consent of any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of any Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby, except for
(A) the FCC Consents (as contemplated by Section 7.1 hereof) and (B) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws.

         (f) Reports; Financial Statements; Absence of Certain Changes or
Events.

             (i) The Company has timely filed all forms, reports, statements, and other documents required to be filed with the FCC. The Company has filed all forms, reports, statements, and other documents required to be filed with any and all other Governmental

    Entities. All such forms, reports, statements and other documents required to be filed with the FCC or any other Governmental Entity are referred to herein, collectively, as the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of applicable law.

             (ii) The Company has delivered to Buyer copies of (A) the audited balance sheets of the Company as of December 31, 1995 and December 31, 1996, together with the audited statements of income and cash flows of the Company for the periods then ended, and the notes thereto, accompanied by the reports thereon of McGladrey & Pullen, L.L.P., independent public accountants, and (B) the unaudited balance sheet of the Company as of April 30, 1997, together with the related unaudited statements of income for the four-month period then ended (such audited and unaudited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present accurately the information purported to be presented therein as of such dates and for the periods then ended, provided that such unaudited financial statements need not reflect recurring year-end adjustments.

             (iii) Except as disclosed in Schedule 3.1(f), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of the Company that is not reflected or reserved against in the balance sheet of the Company as of April 30, 1997 (the "Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since April 30, 1997 (the "Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements.

             (iv) Except as disclosed in Schedule 3.1(f), since the Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1(g), 4.1(i), 4.1(k) or 4.1(p) if the terms of such section had been in effect as of and after the Balance Sheet Date. Additionally, since the Balance Sheet Date, there has not occurred, and the Company has not incurred or suffered, any event or circumstance that materially impairs the physical assets of any of the Stations.

         (g) Compliance with Applicable Laws: FCC Matters.

             (i) The business of the Company has been conducted in compliance in all material respects with each Applicable Law. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company and the Selling Stockholders, threatened. Without limiting the generality of the foregoing, the Company has complied with the Communications Act, all obligations with respect to equal employment opportunity under Applicable Law, and all material rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by a Station. In addition, the Company has duly and timely filed, or caused to be so filed, with the FCC and other appropriate Governmental Entities all reports, statements, documents, registrations, filings, or submissions with respect to the operation of each Station and the ownership thereof, including, applications for renewal of authority required by Applicable Law to be filed. All such FCC filings complied in all material respects with Applicable Laws when made, and no deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of each Station is complete in all material respects.

             (ii) Schedule 3.1(g) is a true and complete list of (A) all of the FCC Licenses, including the expiration dates thereof, as of the date of this Agreement, other than immaterial auxiliary licenses, and (B) all other material licenses, permits, or authorizations issued to the Company by any other Governmental Entities and held by it as of the date of this Agreement. Such FCC Licenses, licenses, permits, and authorizations, and all pending applications for modification, extension, or renewal thereof or for new licenses, permits, permissions, or authorizations, are collectively referred to herein as the "Station Licenses." Schedule 3.1(g) accurately lists the legally authorized holder(s) of the Station Licenses. The Station Licenses constitute all the licenses, permits and authorizations required for the operation of each of the Stations and the business of the Company, and each of the Station Licenses is in full force and effect.
    Each of the Stations has been operated in all material respects in accordance with the terms of its Station Licenses and the Company is otherwise in compliance with, and has conducted its business so as to comply with, the terms of such Station Licenses. There are no proceedings pending or, to the Knowledge of the Company and the Selling Stockholders, threatened with respect to the Company's ownership or operation of any Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any of the Station Licenses, the denial of any pending applications for any Station Licenses, the issuance against the Company of any cease and desist order, or the imposition of any administrative actions, including the proposed assessment of any fines or penalties, by the FCC or any other Governmental Entity with respect to any Station Licenses, or which reasonably may be expected to adversely affect any Station's ability to operate as currently operated or Buyer's or the Company's ability to obtain control of any Station Licenses or to operate any Station. To the Knowledge of the Company and the Selling Stockholders, no other broadcast station or radio communications facility is causing interference to any Station's transmissions beyond that which is allowed by FCC rules and regulations and no Station is causing interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations. To the Knowledge of the Company and the Selling Stockholders, there is no reason to believe that the FCC will not renew any of the Station Licenses issued by the FCC in the ordinary course of business. To the Knowledge of the Company and the Selling Stockholders, there are no facts relating to the Selling Stockholders or the Company under the Communications Act that reasonably may be expected to disqualify the Selling Stockholders from transferring control of any of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by the Company or any of the Selling Stockholders of the transactions contemplated by this Agreement.

         (h) Absence of Litigation. Except as set forth on Schedule 3.1(h), there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of the Company and the Selling Stockholders, threatened against the Company or any of the assets of the Company by or before any arbitrator or Governmental Entity, nor are there any investigations relating to the Company or any of such assets pending or, to the Knowledge of the Company and the Selling Stockholders, threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.1(h), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator, or settlement agreement, outstanding against the Company or any of the assets of the Company. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of the Company and the Selling Stockholders, threatened against the Selling Stockholders or the Company relating to the transactions contemplated by this Agreement.

         (i) Insurance. Schedule 3.1(i) sets forth an accurate summary of all title, fire, general liability, malpractice liability, theft, and other forms of insurance and all fidelity bonds held by or applicable to the Company. Except as set forth on Schedule 3.1(i), the title insurance and the policies of general liability, malpractice liability, fire, theft, and other insurance maintained with respect to the operations, assets, or business of the Company provide adequate coverage against loss. No event has occurred, including the failure by the Company to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

         (j) Owned Real Property. Schedule 3.1(j) sets forth the address and use of all the Owned Real Property. The Company has good and marketable, fee simple, absolute title in and to the Owned Real Property, free and clear of all liens other than Permitted Liens. The Company has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way, and the improvements on the Owned Real Property have access to such utilities as are necessary to allow the business of the Company operated thereon to be operated in the ordinary course. There is no pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Knowledge of the Company and the Selling Stockholders, no such action is threatened. Except as set forth on Schedule 3.1(j), the improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company to be operated in the ordinary course and there has been no damage to such improvements that affects the conduct of such business in any material respect that has not been repaired or remedied. Except as set forth on
Schedule 3.1(j), there are no lessees or tenants at will in possession of any portion of any of the Owned Real Property other than the Company, whether as lessees, tenants at will, trespassers or otherwise. Except as set forth on
Schedule 3.1(j), no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or use of the Owned Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the Owned Real Property and all parts thereof does not violate any restrictive covenants of record affecting any of the Owned Real Property. All necessary Licenses by any Governmental Entity with respect to the

Owned Real Property have been obtained, have been validly issued and are in full force and effect. The Company's fee simple interest in the Owned Real Property is insured under valid and subsisting owner's title insurance policies issued by reputable and financially capable insurers and such policies are not subject to any exceptions other than standard printed exceptions and Permitted Liens.

         (k) Leased Real Property. Schedule 3.1(k) sets forth the address and use of all the leasehold interests relating to the Company or its business and operations as now conducted. Each lease described in Schedule 3.1(k) is a valid and binding obligation of the Company and is in full force and effect without amendment other than as described in Schedule 3.1(k). Except as otherwise disclosed on Schedule 3.1(k), the Company is not, and to the Knowledge of the Company and the Selling Stockholders, no other party is, in default under any lease described in Schedule 3.1(k). Subject to obtaining the Consents disclosed in Schedule 3.1(k), the Company has the full legal power and authority to assign its rights under the leases listed in Schedule 3.1(k) to Buyer. All leasehold interests listed in Schedule 3.1(k) (including the improvements thereon) are available for immediate use in the conduct of the business and operations of each of the Stations as currently conducted.

         (l) Personal Property. Schedule 3.1(l) contains a description of the items of Personal Property (having a replacement cost of not less than $10,000 for each item) which comprise all Personal Property used or held for use in connection with the business and operations of the Company or which permit the operation of each Station as now conducted. Except as set forth on Schedule 3.1(l), the Company has good title to, or a valid leasehold or license interest in, all Personal Property and none of the Personal Property is subject to any Lien or other encumbrances, except for Permitted Liens. The Company is not, and to the Knowledge of the Company and the Selling Stockholders, no other party is, in default under any of the leases, licenses and other Contracts relating to the Personal Property. Except as otherwise disclosed in Schedule 3.1(l), the Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted), (ii) is available for immediate use in the business and operation of each of the Stations as currently conducted and (iii) permits each of the Stations to operate in accordance with the terms of their respective FCC Licenses, and the rules and regulations of the FCC, and with all other applicable federal, state and local statutes, ordinances, rules and regulations.

         (m) Liens and Encumbrances. All of the assets of the Company, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) Permitted Encumbrances and (ii) Liens set forth on Schedule 3.1(l) (the Liens referred to in clauses (i) and (ii) being "Permitted Liens"). At the Closing, all of the assets of the Company shall be free and clear of all Liens other than Permitted Encumbrances.

         (n) Environmental Matters. Except as expressly disclosed in the Existing ESAs:

             (i) The real property and facilities owned, operated, and leased by the Company and the operations of the Company thereon comply and have at all times complied in all material respects with all Environmental Laws;

             (ii) No judicial proceedings are pending or, to the Knowledge of the Company and the Selling Stockholders, threatened against the Company alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of the Company and the Selling Stockholders, threatened against the Company, alleging the violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public person has been received by the Company claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by the Company, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by the Company that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

             (iii) All permits, registrations, licenses, authorizations, and the like ("Permits") required to be obtained or filed by the Company under any Environmental Laws in connection with the Company's operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(n)(iv) hereof), have been duly obtained or filed, and the Company is and has at all times been in full compliance in all material respects with the terms and conditions of all such Permits;

             (iv) All Hazardous Substances used or generated by the Company or any of its predecessors on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable;
    (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (1) any Environmental Laws, (2) order of, or contract of the Company with, any

    Governmental Entity or any private or public persons or (3) any exposure of any person or property to Hazardous Substances;

             (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased, or operated by the Company or when owned, leased, or operated by any of its predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities; and

             (vi) The Company has not received, and to the Knowledge of the Company and the Selling Stockholder, does not expect to receive, any notification from any source advising the Company that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws;
    (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

         (o) Taxes. The Company has filed, or caused to be filed, all Tax Returns, and all such Tax Returns which have been filed are accurate and complete. The Company has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid, withheld, or deducted, or for which the Company is liable, in respect of the periods covered by such Tax Returns, and with respect to each tax, from the end of the period covered by the most recently filed Tax Return to the date hereof, and the Balance Sheet reflects an adequate reserve for all taxes payable, or required to be withheld and remitted, by the Company, or for which the Company is liable, accrued through the Balance Sheet Date. No deficiencies for any taxes have been proposed, asserted, or assessed against the Company and are pending, and no requests for waivers of the time to assess any such taxes are pending. The federal income Tax Returns of the Company have not been examined by the Internal Revenue Service. The Company (i) has not filed a consent under section 341(f) of the Code, (ii) has not made, or is not obligated or may become obligated to make, any payments that will not be deductible by reason of section 280G of the Code, or (iii) has not been a member of an affiliated group of corporations which has filed a consolidated federal income tax return nor otherwise has any liability for the taxes of any person under Treas. Reg.
Section 1.1502-6, any similar provision of state, local, or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise.

         (p) Certain Agreements.

             (i) Schedule 3.1(p) hereto lists each (A) employment or consulting Contract which is not terminable without liability or penalty on 30 days or less notice, (B) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, and

    (C) other Contract that is material to the Company, the operation of the Stations or to the Company's business, in any such case to which the Company is a party or the Company or its assets are bound. Each such Contract described in Schedule 3.1(p) or required to be so described is a valid and binding obligation of the Company and is in full force and effect without amendment. The Company and, to the Knowledge of the Company and the Selling Stockholders, each other party to such Contracts, has performed in all material respects the obligations required to be performed by it under such Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. Schedule 3.1(p) identifies, as to each such Contract listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A complete copy of each written Contract and a description of each oral Contract set forth in
    Schedule 3.1(p) has been provided to Buyer prior to the date of this Agreement.

             (ii) The Company is not a party to any oral or written agreement, plan or arrangement, other than as required by the Consolidated Omnibus Reconciliation Act of 1985, with any employee or other station or broadcast personnel (whether an employee, consultant or an independent contractor) of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or
    (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         (q) ERISA Compliance; Labor.

             (i) Neither the Company nor any member of the controlled group of corporations as defined in Section 414(b) of the Code (the "ERISA Group"), nor any officer of the Company or any member of the ERISA Group or any of the Employee Benefit Plans of the Company or any member of the ERISA Group which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is described in Section 4975 of the Code or
    Section 406 of the Employee Retirement Security Act of 1974 as amended ("ERISA"), which has subjected or which could subject the Company or any member of the ERISA Group, any officer of the Company or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed under the Code or ERISA. None of the employee pension benefit plans, as defined in Section 3(3) of ERISA, currently maintained by the Company or any member of the ERISA Group or maintained during the last three years by the Company or any member of the ERISA Group is subject to Title IV of ERISA. Neither the Company or any member of the ERISA Group has contributed or been obligated to contribute to any "multi-employer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA. Except as set forth on Schedule 3.1(q), there are no employee benefit plans as defined in Section 3(3) of ERISA that are currently maintained by the Company or any member of the ERISA Group or that have been maintained by the Company or a member of the ERISA Group during the last three years (the "Employee Benefit Plans").

             (ii) True, correct, and complete copies of each of the Employee Benefit Plans, and related trusts, if applicable, have been furnished to Buyer, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500. All reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with Applicable Law in a timely manner. Each Employee Benefit Plan has been maintained in all material respects in compliance with ERISA and the Code, and each Employee Benefit Plan intended to be qualified under
    Section 401 of the Code has received a current favorable determination letter from the Internal Revenue Service regarding the qualified status, including the tax qualified status of the Employee Benefit Plan as it pertains to the Tax Reform Act of 1986. There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company and the Selling Stockholders, threatened against, or with respect to any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the Knowledge of the Company and the Selling Stockholders, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation. Except as required by Applicable Law, none of the Employee Benefit Plans provides medical insurance coverage following retirement. Each Employee Benefit Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment or termination. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the Company or a member of the ERISA Group to make a larger contribution, or pay greater benefits under, any Employee Benefit Plan or employment agreement.

             (iii) The Company is not a party to any collective bargaining agreement. The Company has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. Except as set forth on Schedule 3.1(q), the Company (A) is, and has always been since January 1, 1995, in substantial compliance with all Applicable Laws regarding labor, employment and employment practices, including, but not limited to, Applicable Laws relating to terms and conditions of employment, equal employment opportunity, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since January 1, 1995, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1995, any, unfair labor practice charges or complaints before the National Labor Relations

    Board pending or, to the Knowledge of the Company and the Selling Stockholders threatened against it, (C) has no, and has not had since January 1, 1995, any grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of the Company and the Selling Stockholders threatened, against it and (D) has no, and has not had since January 1, 1995, any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to the Company's and the Selling Stockholders' Knowledge, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company and the Selling Stockholders, threatened against or affecting the Company, and the Company has not experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1995. To the Knowledge of the Company and the Selling Stockholders, no union organizational campaign or representation petition is currently pending or threatened with respect to any of the employees of the Company.

         (r) Patents, Trademarks, Etc. Schedule 3.1(r) is a true and complete list of all of the Intellectual Property. Except as set forth on Schedule 3.1(r), the Company owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such Intellectual Property. To the Knowledge of the Company and the Selling Stockholders, the Company is not infringing any such Intellectual Property, and neither the Company nor either of the Selling Stockholders is aware of any infringement by others of any of the Intellectual Property owned by the Company.

         (s) Affiliate Relationships. Except as set forth in Schedule 3.1(s), there are no contracts or other arrangements involving the Company in which any member, manager, officer, director, or Affiliate of the Company has a financial interest, including indebtedness to the Company.

         (t) No Dispositions. Since the Balance Sheet Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of the Company other than any disposition of
(i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $10,000 disposed of in the ordinary course of business and consistent with past practices.

         (u) Trade Deals. Schedule 3.1(u) contains a list of all of the Trade Deals in effect as of March 31, 1997 and correctly sets forth the balance, in dollar value, of either (i) the Company's obligations to the other party under such Trade Deals (denoted by a minus on Schedule 2.5(b)) or (ii) the amount due the Company under such Trade Deals (reflected as a positive on Schedule 2.5(b)).

         (v) Disclosure. No representation or warranty by the Company or any Selling Stockholder contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

    3.2. REPRESENTATIONS AND WARRANTIES OF SELLING STOCKHOLDERS. Each Selling Stockholder, severally as to it or her and not jointly, represents and warrants to Buyer (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement), as follows:

         (a) Owners of Shares. As of the date hereof, such Selling Stockholder is the holder of record and owns beneficially that number of shares of Common Stock and, as of the Closing Date, will be the holder of record and will own beneficially that number of shares of Common Stock, set forth opposite her or its name on Schedule I hereto, free and clear of all Liens, other than those Liens listed on Schedule 3.2(a) which shall be released on the Closing Date.
At the Closing, such Selling Stockholder will transfer to Buyer good and valid title to the Shares owned by such Selling Stockholder free and clear of all Liens.

         (b) Authority. Such Selling Stockholder has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Selling Stockholder is a party to perform the obligations of such Selling Stockholder hereunder and thereunder. This Agreement and such Transaction Documents have been, or upon execution and delivery will be, duly and validly executed and delivered by such Selling Stockholder and constitute a valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (c) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by such Selling Stockholder do not and the performance by such Selling Stockholder of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.2(c) and assuming the release of the Liens described in Schedule 3.2(a) on the Closing Date, (i) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate any obligation, or give rise to the creation of any Lien upon the Shares, under any of the terms, conditions, or provisions of any agreement, or other instrument or obligation to which such Selling Stockholder is a party or by which it may be bound, or (ii) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity applicable to such Selling Stockholder or by which she or it is bound or subject. No Consent of any Governmental Entity is required by or with respect to such Selling Stockholder in connection with the execution and delivery of any Transaction Documents by such Selling Stockholder or the consummation of the transactions contemplated hereby or thereby, except for (A) the FCC Consents (as contemplated by Section 7.1 hereof) and (B) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws.

    3.3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Selling Stockholders as follows (with the understanding that the Selling Stockholders are relying on such representations and warranties in entering into and performing this Agreement):

         (a) Organization Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

         (b) Authority. Buyer has all requisite corporate power and authority to enter into the Transaction Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents to which Buyer will be a party have been executed and delivered, or upon execution and delivery will be executed and delivered and, upon execution and delivery, will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (c) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents to which Buyer will be a party do not and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.3(c), (i) violate, conflict with, or result in any breach of any provisions of Buyer's Certificate of Incorporation and Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party and the effect of which would be to prohibit or substantially delay the consummation by the Buyer of the transactions contemplated by this Agreement, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity applicable to Buyer. No Consent of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for (A) the FCC Consents (as contemplated by Section 7.1), and (B) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws.

         (d) Litigation. There is no action, suit, inquiry, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against it or any of its Affiliates relating to the transactions contemplated by this Agreement.

         (e) FCC Matters. There are no proceedings, complaints, notices of forfeiture claims, investigations pending or, to the knowledge of the Buyer, threatened against Buyer or any of its Affiliates or any facts relating to Buyer or any of its Affiliates under the Communications Act that reasonably may be expected to disqualify it from obtaining control of the Station Licenses or that would prevent it from consummating the transactions contemplated by this Agreement. Buyer is able to certify on an FCC Form 314 that it is financially qualified.

         (f) Investment Intent. Buyer is acquiring the Shares for purposes of investment and not with a view to the distribution thereof.

         (g) Disclosure. No representation or warranty made by Buyer contained in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    4.1. COVENANTS OF THE COMPANY AND THE SELLING STOCKHOLDERS. Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement until the Closing, the Company and the Selling Stockholders, jointly and severally, covenant and agree that the Company shall not:

         (a) conduct its business in any manner except in the ordinary course consistent with past practice; or

         (b) fail to use its commercially reasonable efforts to preserve intact the Company's present business organization and to keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, Programming Director, and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it; or

         (c) fail to use commercially reasonable efforts to maintain the assets of the Company in their current condition, except for ordinary wear and tear and damage by casualty governed by Section 7.7; or

         (d) fail to use all commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

         (e) merge or consolidate with or into any other legal entity, dissolve, or liquidate; or

         (f) except as required by the terms and provisions of written contracts between the Company and an employee thereof as in existence on April 1, 1997, adopt or amend any Employee Benefit Plan or collective bargaining agreement; or

         (g) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any assets of the Company except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event involving an asset or assets having an aggregate fair market value in excess of $25,000; or

         (h) mortgage, pledge, or subject to any material Lien, other than Permitted Encumbrances, any of the assets of the Company; or

         (i) except as required by GAAP, applicable law, or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

         (j) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof; or

         (k) pay, discharge, or satisfy any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or as provided in Section 2.3(a), or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, claims, liabilities, or obligations on a basis, and within the time, consistent with past practice; or

         (l) change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner expected to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade other than as budgeted for 1997 (as such budget previously has been delivered to Buyer); or

         (m) split, combine, divide, distribute, or reclassify any shares of its capital stock, declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase, or otherwise acquire any shares of its capital stock or other securities; provided, however, that immediately prior to the Closing and after consultation with Buyer, the Company may pay a cash dividend to the Selling Stockholders out of the Current Assets resulting from the operation of the Company in the ordinary course; or

         (n) issue, sell, pledge, dispose of, encumber, or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates); or

         (o) change or amend its charter documents or bylaws; or

         (p) incur or assume any long-term debt (including obligations in respect of capital leases and for interest), assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances, or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business); or

         (q) make any settlement of or compromise any tax liability, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting; or

         (r) enter into, or enter into negotiations or discussions with any person other than Buyer with respect to any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement; or

         (s) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

With respect to a consent requested by the Company under this Section 4.1, Buyer agrees that a failure to respond to such request within three business days of receipt thereof shall be deemed a consent to such request.

    4.2. NEGATIVE TRADE BALANCE. The Company shall use commercially reasonable efforts to ensure that the Company Negative Trade Balance of the Stations, taken as a whole, does not exceed $25,000 in the aggregate at the Closing Date.

    4.3. ENVIRONMENTAL SITE ASSESSMENTS. If Buyer or its lenders or other financing sources require Phase I or Phase II ESAs, the Company and the Selling Stockholders covenant and agree that, upon written notice from Buyer to the Company identifying the locations at which such ESAs are required, the Company and the Selling Stockholders shall permit a nationally recognized and duly qualified environmental consultant reasonably acceptable to Buyer and the Company to prepare an ESA at each identified transmission site owned, operated, or leased by the Company and at such other identified real properties and facilities owned, operated, or leased by the Company. The ESAs which are to be conducted for the benefit of Buyer shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. The cost of any Phase I or Phase II ESA shall be borne by Buyer.

    4.4. BROADCAST TRANSMISSION INTERRUPTION. If before the Closing the regular broadcast transmission of any of the Stations in the normal and usual manner is interrupted for a period of two (2) consecutive hours or more, excluding normal and routine maintenance, Seller shall give prompt written notice thereof to Buyer.

                                   ARTICLE V

                      ADDITIONAL AGREEMENTS OF THE COMPANY
                          AND THE SELLING STOCKHOLDERS

    5.1. NO SOLICITATION OF TRANSACTIONS. Neither the Company nor the Selling Stockholders shall, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of the Company or any equity interest in the Company or any merger, consolidation, share exchange, business combination, or other similar transaction with the Company or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company shall immediately communicate to Buyer the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, the Company shall promptly deliver a copy of such proposal to Buyer. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    5.2. ACCESS AND INFORMATION. (a) Until the Closing, the Company shall afford to Buyer and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company, to all properties, books, records, and Tax Returns of the Company and all other information with respect to its business, together with the opportunity to make copies (at Buyer's expense) of such books, records, and other documents and to discuss the business of the Company with such officers, directors, station managerial personnel (including the Station Management of each Station), accountants, consultants, and counsel for the Company as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with the Company and the Stations, including the right to visit the Stations. In furtherance of the foregoing, the Company shall authorize and instruct its independent public accountants to meet with Buyer and its representatives, including Buyer's independent public accountants, to discuss the business and accounts of the Company and to make available (with the opportunity to make copies at Buyer's expense) to Buyer and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the consolidated financial statements and Tax Returns of the Company.

         (b) Within 30 days after the end of each calendar month, the Company shall deliver to Buyer, for each of the Stations, and for the Company as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Buyer) prepared in the ordinary course of business for internal purposes. In addition, within 45 days after the end of each calendar quarter, the Company shall deliver to Buyer, for each of the Stations, quarterly statements prepared in the ordinary course for internal purposes containing a detailed listing of all trade and barter agreements of each Station showing the status of all such agreements as of the end of the quarter. The Company shall deliver to Buyer the rating books and such other ratings information subscribed to by the Company including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Stations for each of the Stations upon receipt of the same by any officer or director of the Company. The Company shall instruct the Station Management of each Station to provide such information and reports to Buyer's corporate officers promptly upon receipt by such Station Management. In addition, the Company will promptly provide Buyer with copies of each Station's weekly sales pacing reports.

         (c) Without duplication of Section 5.2(b), at such time as the Company provides the same to its lenders or stockholders, the Company shall provide Buyer with copies of the financial statements and other information delivered by the Company to such lenders or stockholders.

    5.3. ASSISTANCE. If Buyer requests, the Company will cooperate, and will cause its accountants to cooperate, in all reasonable respects with any financing efforts of Buyer or its Affiliates (including providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Buyer or its Affiliates with the Securities and Exchange Commission, all at the sole expense of Buyer. The Company (a) shall furnish to its independent accountants (or, if requested by Buyer to Buyer's independent public accountants), such customary management representation letters as its accountants may require of the Company as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Buyer or its Affiliates and
(b) shall furnish to Buyer all financial statements (audited and unaudited) and other information in the possession of the Company or its representatives or agents as Buyer shall reasonably determine is necessary or appropriate in connection with such financing. Buyer will indemnify and hold harmless the Company and its, officers, directors, and controlling persons against any and all claims, losses, liabilities, damages, demands, charges, suits, penalties, costs, or expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing any litigation or proceeding) that may arise out of or with respect to the financing efforts by Buyer or its Affiliates, including any registration statement, prospectus, offering documents, and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing in this Section
5.3 shall prevent Buyer from asserting any claim for breach of representation or warranty under this Agreement.

    5.4. COMPLIANCE WITH STATION LICENSES. The Company and the Selling Stockholders shall cause the Stations to be operated in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance with all other applicable laws, regulations, rules, and orders. The Company and the Selling Stockholders shall use all commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified, or terminated. The Company shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses or any forfeiture proceedings, the Company and the Selling Stockholders will use all commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. The Company will use all commercially reasonable efforts to maintain the FCC construction permits (if any) listed in Schedule 3.1(g) in effect until the applicable construction projects are timely completed and to diligently prosecute all pending FCC applications listed in Schedule 3.1(g). If the Company (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect the Company's or any Selling Stockholders' ability to consummate the transactions contemplated hereby, the Company shall promptly notify Buyer in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

    5.5. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of the Company or any Selling Stockholder contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of the Company or any Selling Stockholder, or any officer, director, employee, or agent of the Company, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, (c) the occurrence of a Station Event (as defined in Section 9.1), and (d) the occurrence of any threat made to the Company by any officer of the Company or any General Manager, Station Manager, General Sales Manager or Programming Director of a Station to resign or otherwise terminate their employment or independent contractor relationship with the Company. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

    5.6. THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in
Schedule 3.1(p) or any other Contract which is required to permit the consummation of the transactions contemplated hereby.

    5.7. RESIGNATIONS OF DIRECTORS AND OFFICERS. The Company and the Selling Stockholders shall cause all directors and officers of the Company to deliver their written resignations to Buyer, which resignations shall be effective at the Closing (assuming Buyer elects one or more duly qualified directors to replace such resigning directors at the Closing) and shall be in form and substance satisfactory to Buyer. Each such resignation shall state that the Company is not in any way indebted or obligated to the resigning party for termination pay, loans, advances, or otherwise.

    5.8. MARY K. QUASS EMPLOYMENT AGREEMENT. Subject to the terms and conditions hereof, Mary K. Quass hereby agrees, and Buyer agrees that it shall cause Central Star Communications, Inc., to execute and deliver the Employment Agreement at or immediately prior to the Closing.

    5.9. SURVEY. If requested by Buyer, the Company and Selling Stockholders shall permit Buyer, at its sole cost and expense, to obtain a survey of the Owned Real Property which shall be prepared by a registered land surveyor reasonably selected by Buyer and shall satisfy the ALTA-ACSM Standards
(1992).

    5.10. MONTHLY FINANCIALS. Promptly after the end of each month occurring during the period commencing on the date of this Agreement and ending on the Closing Date, the Company shall deliver to Buyer an unaudited balance sheet of the Company as of the last day of such month and an unaudited income statement for the month then ended. Such monthly financial statements shall be prepared in accordance with GAAP.


                                   ARTICLE VI

                               COVENANTS OF BUYER

    6.1. NOTIFICATION OF CERTAIN MATTERS. If Buyer or any of its Affiliates receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Buyer's ability to consummate the transactions contemplated hereby, or should Buyer or any of its Affiliates become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, Buyer shall promptly notify the Company thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required pursuant to this Section 6.1 to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein. In addition, Buyer shall give to the Company prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Buyer, or any officer, director, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

    6.2. EMPLOYEE MATTERS. Subject to the provisions of the employment contracts listed in Schedule 3.1(p) and Section 5.8 and except as set forth on
Schedule 6.2, nothing contained in this Agreement shall be deemed to give any employee of the Company the right to be retained in the employ of the Company on or after the Closing Date, to retain the same salary, job responsibility or job location, or interfere with the right of the Company to terminate any employee at any time.

    6.3. CERTAIN LEGAL QUALIFICATIONS. Buyer covenants that, after the date of this Agreement, neither it nor any Affiliate of Buyer will acquire broadcast stations or other property or interests therein that will prevent the parties from obtaining the FCC Consents by reason of the "multiple ownership" or "cross-interest" rules promulgated under the Communications Act or otherwise make the acquisition of the Shares hereunder illegal or, if such an acquisition is made that has such an affect, the Selling Stockholders shall have the rights specified in Article X with respect to a material breach of this Agreement by Buyer.

    6.4. FUTURE ACQUISITIONS. Buyer agrees that if Buyer acquires any radio stations licensed to Cedar Rapids, Iowa or Iowa City, Iowa (each, an "Acquired Station") prior to the Closing or the termination of this Agreement, then if this Agreement is terminated (other than as a result of a breach of or default under this Agreement by the Company or any Selling Stockholder) Buyer shall offer the Company the opportunity to purchase the Acquired Station from Buyer at a price equal to the purchase price paid for the Acquired Station by Buyer on substantially identical terms to those provided in the agreements documenting Buyer's acquisition of any such Acquired Station, including the assumption of any indemnification or similar obligations, subject to any modifications required to address the passage of time or other changed circumstances. The Company shall deliver written notice of its election to exercise such right to Buyer within ten business days after the termination of this Agreement and Buyer and the Company shall negotiate, execute and deliver any documents necessary to evidence the transactions contemplated by this
Section 6.4 within 20 business days of the receipt of such notice. Buyer acknowledges that the provisions of this Section 6.4 do not modify, reduce or mitigate Buyer's obligations under Section 6.3.


                                  ARTICLE VII

                                MUTUAL COVENANTS

    7.1. APPLICATION FOR FCC CONSENTS. By the tenth business day after the date hereof, the Company and Buyer will, and will cause all necessary persons or entities to join in one or more applications filed with the FCC requesting the FCC's written consent to the assignment of the FCC Licenses pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the FCC Consents. The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement; provided, however, that Buyer shall not be required pursuant to this Section 7.1 to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein.

    7.2. CONTROL OF STATIONS. The Closing shall not occur until after the FCC Consents with respect to the Applications referred to in Section 7.1 are granted and have become Final Orders, subject to the waiver thereof by Buyer. Between the date of this Agreement and the Closing Date, Buyer will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing Date, the Company shall, directly or indirectly, supervise and control the operation of the Stations. Such operation shall be the sole responsibility of the Company.

    7.3. OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities (other than the FCC) such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the parties shall (a) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date and (b) make all necessary filings and, thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws. Nothing in this Section 7.3 shall require Buyer to divest itself or to cause any Affiliate thereof to divest itself of any media business or interest therein.

    7.4. BROKERS OR FINDERS. The Company and the Selling Stockholders represent and warrant to Buyer, that no agent, broker, investment banker, or other or person engaged by the Company or a Selling Stockholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by the Selling Stockholders, Buyer or the Company in connection with any of the transactions contemplated by this Agreement. Except for the previously disclosed fee payable to Media Venture Partners, which fee shall be paid in accordance with the provisions of Section 12.7, Buyer represents and warrants to the Company and the Selling Stockholders that Buyer has not engaged any agent, broker, investment banker or other person that will be entitled to any broker's or finder's fee or any other commissions or fee from the Selling Stockholders, Buyer or the Company in connection with any of the transactions contemplated by this Agreement.

    7.5.     RISK OF LOSS.

         (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the assets of the Company from any cause whatsoever shall be borne by the Company at all times prior to the Closing. In the event of any material loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, the Company shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation. Such notice shall state the estimated cost of repair, replacement or restoration of such assets and whether the Company intends to repair, replace or restore the assets.

         (b) In order to complete such repair, replacement or restoration, the Selling Stockholders shall have the right to postpone the Closing to a date, to be specified in a notice delivered to Buyer, no later than 60 days after the date of the occurrence of the loss, damage, impairment, confiscation or condemnation.

         (c) If the Company, at its expense, repairs, replaces, or restores such assets to their prior condition to the satisfaction of Buyer before the Closing, the Company shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

         (d) If the Company does not or cannot repair, restore or replace lost, damaged, impaired, confiscated or condemned assets having a replacement cost in excess of $50,000 in the aggregate or informs Buyer that it does not intend to repair, restore or replace such assets, Buyer may at its option:

             (i) subject to the last sentence of Section 10.1, terminate this Agreement by notice forthwith without any further obligation hereunder; or

             (ii) proceed to the Closing without the Company completing the restoration and replacement of such assets, provided that the Company shall retain all rights under applicable insurance policies and condemnation awards, if any; and in such event, the

    Selling Stockholders shall have no further liability with respect to the condition of the assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

         (e) If the Company informs Buyer that it does not intend to repair, restore or replace the lost, damaged, impaired, confiscated or condemned assets, then Buyer will notify the Company of a decision under the options described in Section 7.5(d)(i) or (ii) above within 10 business days after the Company's notice to Buyer of the damage or destruction of assets, the estimate of the costs to repair or replace and the Company's intention not to repair, restore or replace. If the Company states that it intends to restore the damaged assets and if the Company has not restored such damaged assets immediately prior to the Closing Date (after giving effect to any postponement pursuant to Section 7.5(b)), then, notwithstanding any prior delivery of a notice by Buyer to proceed pursuant to this Section 7.5(e), then Buyer shall have the right to either postpone the Closing or, subject to the last sentence of Section 10.1, terminate this Agreement by notice forthwith.

    7.6. ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to a Contract or otherwise seeks to enforce such Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for a Selling Stockholder to participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, each Selling Stockholder shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

    8.1. CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer, the Company and the Selling Stockholders to effect the transactions contemplated hereby are subject to the satisfaction (or, in the case of the condition specified in the last sentence of Section 8.l(a), the waiver by Buyer) on or prior to the Closing Date of the following conditions:

         (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained; provided, however, that no consent or approval of the Securities and Exchange Commission shall be considered necessary for such consummation. The FCC Consents shall have become Final Orders and shall be in form and substance satisfactory to Buyer.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

         (c) No Action. No action shall have been taken, nor any statute, rule, or regulation shall have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

    8.2. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

         (a) Representations and Warranties. The representations and warranties of the Company and the Selling Stockholders set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company or a Selling Stockholder contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company and by each of the Selling Stockholders with respect to the representations and warranties of such Selling Stockholder.

         (b) Performance of Obligations. The Company and the Selling Stockholders shall have performed in all material respects all obligations required to be performed by it or them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company and by each of the Selling Stockholders.

         (c) Consents Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a Contract specifically identified in Schedule 3.1(p) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance reasonably satisfactory to Buyer.

         (d) Legal Opinions. Buyer shall have received from each of Latham & Watkins Moyer & Bergman, P.L.C., and Sparks & Beyer, counsel to the Selling Stockholders and the Company, an opinion dated the Closing Date, in substantially the form of the opinions of such counsel attached as Exhibits E-1, E-2 and E-3 hereto.

         (e) Mary K. Quass Employment Agreement. Central Star Communications, Inc. and Mary K. Quass shall have executed and delivered the Employment Agreement as required by Section 5.8.

    (f) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company or the Selling Stockholders pursuant to Section 9.2 shall have been delivered.

    8.3. CONDITIONS TO OBLIGATIONS OF THE SELLING STOCKHOLDERS. The obligation of the Selling Stockholders to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Selling Stockholders (or the Stockholders' Representative).

         (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Selling Stockholders shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

         (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and the Selling Stockholders shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

         (c) Legal Opinion. The Selling Stockholders shall have received from Vinson & Elkins L.L.P., counsel to the Buyer, an opinion dated the Closing Date, in substantially the form of the opinion of such counsel attached as Exhibit F hereto.

         (d) Closing Deliveries. All documents and instruments required to be delivered by Buyer pursuant to Section 9.2 shall have been delivered.


                                   ARTICLE IX

                                    CLOSING

    9.1. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time (or at such other place and time as Buyer and the Selling Stockholders may agree), on the later to occur of (a) January 12, 1998, or (b) a date selected by Buyer and the Selling Stockholders, which date shall be no later than the 10th business day after the day on which the FCC Consents have been granted by Final Order (the "Closing Date"). If Buyer and Selling Stockholders fail to select the Closing Date, the Closing Date shall be such 10th business day. Notwithstanding the foregoing:

         (a) In the case of a Station Event (as defined below), (i) if the Cessation Date (as defined below) is less than 60 days after the Event Date (as defined below), Buyer, in its discretion, may extend the Closing Date to a date not later than the 10th day after the Cessation Date, (ii) if the

Cessation Date is more than 60, but less than 90, days after the Event Date, Buyer, in its discretion, shall elect on the first to occur of the 10th business day after the Cessation Date or the 90th day (or, if not a business day, the next business day) after the Event Date (the "Election Date") to either (A) close the transactions contemplated by this Agreement on the later to occur of the fifth business day after the Election Date or the 90th day (or, if not a business day, the next business day) after the Event Date or (B) terminate this Agreement, or (iii) if the Cessation Date has not occurred by the 90th day after the Event Date, then on the 90th day (or, if not a business day, the next business day) after the Event Date, Buyer, in its discretion, shall elect to close the transactions contemplated by this Agreement on the fifth business day thereafter or terminate this Agreement;

         (b) In the case of a Banking Event, Trading Event or Conflict Event, Buyer, in its discretion, may extend the Closing Date to a date not to exceed the 30th day after the Event Date;

         (c) If a Cure Period has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period;

         (d) If the Company intends to repair, replace or restore a lost, damaged, impaired, confiscated or condemned asset in accordance with the provisions of Section 7.5, the Closing may be extended by the Selling Stockholders until the date specified by the Selling Stockholders pursuant to
Section 7.5(b); and

         (e) If the Closing does not occur within 80 days after the date of the Final Order, the parties shall request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations.

    For purposes of this Agreement, a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America that causes a disruption of the capital markets of the United States of a magnitude similar to the disruption that could be caused by a Trading Event or Banking Event; a "Station Event" shall mean any act of nature, calamity or casualty (including fires, floods, earthquakes, and storms), or condemnation that has caused one or more Stations representing an aggregate of at least 3% of the consolidated gross revenues of the Company for the last full 12 calendar months prior to the Station Event not to be operating in a manner substantially consistent with the operations conducted before such act, calamity, casualty, condemnation occurred or not in material compliance with its or their respective Station License(s); a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; an "Event Date" shall mean the date on which a Banking Event, Conflict Event, Station Event, or a Trading Event occurs; and a "Cessation Date" shall mean the date on which a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" with respect to any radio broadcast station acquired during such 12-month period, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

    9.2. ACTIONS TO OCCUR AT CLOSING.

         (a) At the Closing, Buyer shall deliver to the Selling Stockholders (or to the Escrow Agent or the creditors of the Funded Debt, as indicated) the following:

             (i) Purchase Price. The Purchase Price (less the Holdback Amount and the amount of the Funded Debt) by wire transfer of immediately available funds;

             (ii) Funded Debt. The amount of the Funded Debt to the persons designated in the Funded Debt Payoff Notice;

             (iii) Holdback Amount. The Holdback Amount to the Escrow Agent by wire transfer of immediately available funds;

             (iv)    Certificates.   The certificates referred to in Section
8.3(a) and (b);

             (v) Legal Opinion. The opinion of counsel referred to in Section 8.3(c); and

             (vi) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Buyer.

         (b) At the Closing, the Company and the Selling Stockholders shall deliver to Buyer the following:

             (i) Share Certificates. Certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and otherwise in proper form for transfer;

             (ii) Certificates. The certificates described in Section 8.2(a) and (b);

             (iii) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by the Selling Stockholders or the Stockholders' Representative;

             (iv)    Legal Opinion.  The opinion of counsel referred to in
Section 8.2(d);

             (v) Consents; Acknowledgments.  The original of each Consent; and

             (vi)    Resignations.  The resignations described in Section 5.7.

         (c) At the Closing, the Selling Stockholders and Buyer shall instruct the Escrow Agent to deliver, and it shall deliver, the Deposit Letter of Credit to Buyer.

         (d) At the Closing, Buyer shall receive from the chief executive officer or chief financial officer of each Selling Stockholder a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code.

         (e) At the Closing, Mary K. Quass shall execute, and Buyer shall cause Central Star Communications, Inc. to execute, the Employment Agreement.

         (f) At the Closing, the Liens described in Schedule 3.2(a) shall be released and if such Liens were perfected by the filing of a financing statement or other instrument, the Selling Stockholders shall deliver to Buyer appropriate termination statements or instruments reflecting the release of such Liens.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

    10.1.    TERMINATION.  This Agreement may be terminated prior to the
Closing:

         (a) by mutual consent of Buyer and the Selling Stockholders;

         (b) by either the Selling Stockholders or Buyer;

             (i) if there shall have been any material breach (provided that any representation or warranty of a party contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) of any representation, warranty, covenant, or agreement, on the part of Buyer, on the one hand, or the Company and the Selling Stockholders, on the other hand, set forth in this Agreement, which breach shall not have been cured within 20 days, or within five days, in the case of a failure by Buyer to observe its covenant to pay the Purchase Price if the conditions to such payment are satisfied (the "Cure Period") following receipt by the breaching party of written notice of such breach;

             (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

             (iii) if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

             (iv) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC; or

             (v) if the Closing shall not have occurred by the latest of May 31, 1998 or the date to which the Closing Date is extended pursuant to Section 7.5(b) or the second sentence of Section 9.1; provided, however, that the right to terminate this Agreement under this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

         (c) by Buyer:

             (i)     pursuant to the provisions of Section 7.5;

             (ii) with respect to a Station Event, at its option, as provided in the second sentence of Section 9.1; or

             (iii) if the FCC grants any of the Applications with any adverse conditions not generally imposed on grants of such applications other than adverse conditions imposed upon such grants relating to Buyer's qualification to hold the FCC Licenses and the time for reconsideration or court review under the Communications Act with respect to such adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review.

    The right of any party hereto to terminate this Agreement pursuant to this
Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. If the Buyer or the Selling Stockholders intend to terminate the Agreement pursuant to Section 10.1 (b)(i), then the party having that intention shall notify the other party or parties, which notice shall specify the particular breach upon which such party intends to rely to terminate this Agreement. Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by the Company or either Selling Stockholder, with the consent of Buyer, or in the case of a default by Buyer, with the consent of each Selling Stockholder.

    10.2.    EFFECT OF TERMINATION.

         (a) In the event of a termination of this Agreement by either the Selling Stockholders or Buyer as provided above, there shall be no liability on the part of either the Selling Stockholders, the Company or Buyer, except for liability arising out of a breach of this Agreement. If this Agreement is terminated by the Selling Stockholders pursuant to Section 10.1(b)(i) or is terminated pursuant to clause (iii) of Section 10.1(b) and the sole reason for the denial or dismissal of the Application is the breach by Buyer of the covenant contained in Section 6.3, the parties agree and acknowledge that the Selling Stockholders will suffer damages that are not practicable to ascertain. Accordingly, in such event and if, within 15 business days after termination of this Agreement by the Selling Stockholders pursuant to Section 10.1(b)(i) or pursuant to clause (iii) of Section 10.1(b) and the sole reason for the denial or dismissal of the Application is the breach by Buyer of the covenant contained in Section 6.3, the Selling Stockholders deliver to Buyer a written demand for liquidated damages, subject to Buyer's receipt of a counterpart of the Release executed by the Selling Stockholders, the Selling Stockholders shall be entitled to the sum of $750,000 as liquidated damages payable by Buyer within 10 business days after receipt of the Selling Stockholder's written demand and payable in accordance with the provisions of the Deposit Escrow

Agreement. As security for payment thereof, Buyer has, concurrently with the execution of this Agreement, entered into the Deposit Escrow Agreement with the Selling Stockholders and the Escrow Agent as provided in Section 2.7. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by the Selling Stockholders pursuant to Section 10.1(b)(i) or by the Selling Stockholders or Buyer pursuant to Section 10.1(b)(iii) because of the denial or dismissal of an Application caused by the breach by Buyer of the covenant contained in Section 6.3. The Selling Stockholders and the Company agree that, to the fullest extent permitted by law, Selling Stockholders's right to payment of such liquidated damages as provided in this Section 10.2 shall be the Selling Stockholders' and the Company's sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Selling Stockholders or the Company may suffer or allege to suffer as a result of any claim or cause of action asserted by Selling Stockholders relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. If this Agreement is terminated by Selling Stockholders pursuant to Section 10.1(b)(i) or is terminated pursuant to clause (iii) of Section 10.1(b) and the sole reason for the denial or dismissal of the Application is the breach by Buyer of the covenant contained in Section 6.3, upon Buyer's receipt of a counterpart of the Release executed by Selling Stockholders and the Company, Buyer and Selling Stockholders shall instruct the Escrow Agent to release the Deposit Letter of Credit to Selling Stockholders. If this Agreement is terminated either by Buyer or Selling Stockholders pursuant to any provision of Section 10.1 other than a termination by Selling Stockholders pursuant to Section 10.1(b)(1) or by the Selling Stockholders or Buyer pursuant to Section 10.1(b)(ii) because of the denial or dismissal of an Application caused by Buyer's breach of the covenant contained in Section 6.3, then Buyer and Selling Stockholders shall instruct the Escrow Agent to release the Deposit Letter of Credit to Buyer.

         (b) As a condition of payment, and upon receipt of the liquidated damages under this Section 10.2, the Selling Stockholders hereby irrevocably and unconditionally release, acquit, and forever discharge Buyer and its successors, assigns, officers, directors, employees, agents, stockholders, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative.





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
                                   ARTICLE XI

                                INDEMNIFICATION

    11.1.    INDEMNIFICATION OF BUYER.  Subject to the provisions of this
Article XI (in particular, to Section 11.6(e) and (f)) and of Section 12.17(b), each Selling Stockholders and the Company, jointly and severally agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

    11.2. INDEMNIFICATION OF SELLING STOCKHOLDERS. Subject to the provisions of this Article XI, Buyer agrees to indemnify and hold harmless the Selling Stockholders Indemnified Parties from and against any and all Selling Stockholders Indemnified Costs.

    11.3. DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI to the extent that the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

         (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) such third-party action could reasonably be expected to result in Buyer Indemnified Costs in excess of the remainder of the Holdback Amount then held by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement (and not subject to pending claims), or (iii) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

         (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could reasonably be expected to have an adverse effect on its business which approval shall not be unreasonably withheld or delayed (it shall not be deemed unreasonable for Buyer to withhold consent with respect to any settlement, compromise, admission, or acknowledgment if the amount of Buyer Indemnified Costs resulting therefrom could reasonably be expected to exceed the remainder of the Holdback

Amount then held by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement (and not subject to pending claims));

         (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement in respect of any claim for which indemnity is required hereunder that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

         (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action
(i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time and such failure could reasonably be expected to prejudice the defense of the action, or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

    11.4. DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 11.6(c), the failure of the Indemnified Party to exercise promptness in such notification shall amount to a waiver of such claim to the extent that the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

    11.5. ESCROW. On the Closing Date, Buyer, the Selling Stockholders (or the Selling Stockholders' Representatives on behalf of the Selling Stockholders) and the Escrow Agent will enter into the Indemnification Escrow Agreement in accordance with which Buyer shall, at Closing, deposit an amount of the Purchase Price equal to $500,000 (the "Holdback Amount") with the Escrow Agent.

    11.6. LIMITATIONS. Subject to Section 11.7 and Section 11.8 hereof, the following provisions of this Section 11.6 shall be applicable after the
Closing:

         (a) Minimum Loss. Except for Capped Indemnified Costs arising out of a breach of a covenant or an agreement under this Agreement or another Transaction Document that would have the effect of avoiding, delaying or deferring an obligation of the Company or the Selling Stockholders which by its terms was due and payable at or prior to the Closing, no Indemnifying

Party shall be required to indemnify an Indemnified Party for Capped Indemnified Costs unless and until the aggregate amount of such Capped Indemnified Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article XI exceeds $50,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the amount of its Capped Indemnified Costs in excess of the amount of the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.6 and in Section 11.7 and subject to the exception contained in Section 11.8. Subject to such limitations and exceptions, an Indemnified Party shall be entitled to be paid the entire amount of its Capped Indemnified Costs for a breach of a covenant or agreement under this Agreement or another Transaction Document without regard to any Minimum Loss threshold. For purposes of determining the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein. In addition, in determining whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article XI, once the Minimum Loss requirement set forth in this clause (a) has been satisfied, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

         (b) Limitation as to Time. No Indemnifying Party shall be liable for any Capped Indemnified Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.3 or 11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the 450th day after the Closing Date, except that this time limitation shall not apply to any claims contemplated by Section 11.8.

         (c) Recourse against Escrowed Funds. Subject to Section 11.8 hereof, a Buyer Indemnified Party shall be entitled to payment only out of the Holdback Amount pursuant to the terms of this Article XI and the Indemnification Escrow Agreement for all amounts due to a Buyer Indemnified Party with respect to any claim by a Buyer Indemnified Party against a Selling Stockholder for Capped Buyer Indemnified Costs payable under this Article XI. Except as provided in
Section 11.8 and except to the extent that the remedy of specific performance may be available for the enforcement of a covenant, subsequent to the Closing, indemnification under this Article XI shall be the exclusive remedy of Buyer Indemnified Parties with respect to any Capped Buyer Indemnified Costs.

         (d) Other Indemnified Costs. The provisions of this Section 11.6 (other than the last sentence of Section 11.6(a) and Sections 11.6(e) and 11.6(f)) shall only be applicable to Capped Indemnified Costs and shall not be applicable to any other Indemnified Costs. Moreover, such provisions (and the provisions of Section 11.6(e)) shall only be applicable to the period following the Closing.

         (e) Buyer Indemnified Costs Other than Capped Buyer Indemnified Costs. A Buyer Indemnified Party shall be entitled to payment out of the Holdback Amount pursuant to the terms of this Article XI and the Indemnification Escrow Agreement for all amounts due to a Buyer

Indemnified Party with respect to any claim by a Buyer Indemnified Party against a Selling Stockholder for Buyer Indemnified Costs other than Capped Buyer Indemnified Costs and, if such Buyer Indemnified Costs other than Capped Buyer Indemnified Costs exceed the amount available for such payment from the Holdback Amount, then each Selling Stockholder shall be liable for, and shall pay to Buyer, (i) its Proportionate Share (but only its Proportionate Share) of such excess with respect to any Buyer Indemnified Costs arising out of a breach or default by the Company or any Selling Stockholder of the representations or warranties contained in Section 3.1(o), and (ii) the full amount of any Buyer Indemnified Costs arising out of a breach or default by such Selling Stockholder under Section 3.2(a) or Section 3.2(b).

         (f) No Contribution. If the Closing occurs, then the Selling Stockholders, and not the Company, shall be fully liable for any Buyer Indemnified Costs sustained by any Buyer Indemnified Parties. In that event, the Selling Stockholders shall not be entitled to contribution or any other payments from the Company for any Buyer Indemnified Costs that the Selling Stockholders are obligated to pay.

    11.7. INSTRUCTIONS TO ESCROW AGENT. Each Selling Stockholder hereby covenants and agrees that at any time a Selling Stockholder is or becomes obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article XI, the Selling Stockholders will execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.

    11.8. NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under this Article XI shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.6(a), 11.6(b), or 11.6(c), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 11.8, nor any reference to this Section 11.8 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.


                                  ARTICLE XII

                               GENERAL PROVISIONS

    12.1.    SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.
Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations, warranties and covenants made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. The representations, warranties and covenants set forth in this Agreement shall terminate on the 450th day after the Closing Date except (a) that the representations and warranties set forth in Section 3.1(o) shall terminate on the date of expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 3.2(a) shall survive indefinitely, (c) the provisions of this Article XII shall survive indefinitely, and (d) as provided in the next succeeding sentence. Following the date of termination of a representation, warranty or covenant, no claim can be brought with respect to a breach of such representation, warranty or covenant, but such termination shall not affect any claim for a breach of a representation, warranty or covenant that was asserted before the date of termination. If this Agreement is terminated pursuant to Section 10.1, the provisions of Articles I, X, XI and XII and Section 7.7 shall survive such termination.

    12.2. FURTHER ACTIONS. After the Closing Date, each Selling Stockholder shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by Buyer in order to transfer and assign to, and vest in, Buyer the Shares pursuant to the terms of this Agreement or to permit Buyer to control the Company and its assets.

    12.3. AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto or by Buyer, the Company and the Stockholders' Representative.

    12.4. WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or the Company or a Selling Stockholder, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

    12.5. SPECIFIC PERFORMANCE. The parties recognize that in the event the Company or a Selling Stockholder should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company and the Selling Stockholders hereby waive the defense that there is an adequate remedy at law.

    12.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

    12.7. EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement or as provided by law, if the Closing does not occur, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. If the Closing does occur, then, except as so provided, all costs and expenses incurred by the Company and the Selling Stockholders, on the one hand, and Buyer, on the other, in connection with such consummation shall be borne solely and entirely by the Selling Stockholders and Buyer, respectively. Notwithstanding the foregoing,
(a) the fee payable to the Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement and the Deposit Escrow Agreement, (b) the brokerage fee payable to Media Venture Partners shall be borne by the Buyer and the Selling Stockholders shall pay the brokerage fee of any person retained by the Company or any of the Selling Stockholders, and (c) all sales, documentary or stamp taxes arising out of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by the Selling Stockholders. Buyer, on one hand, and the Selling Stockholders, on the other hand, shall each be responsible for their own fees and expenses in connection with the arbitration contemplated by Section 2.5(b), and the fees and expenses of the Referee shall be borne equally by Buyer, on one hand, and the Selling Stockholders, on the other hand; provided, however, that if the Referee determines that one party has not proceeded in good faith in resolving such dispute, the fees and expenses of the prevailing party and of the Referee shall be borne by the party deemed not to have proceeded in good faith. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby (other than the arbitration contemplated by Section 2.5(b)), each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

    12.8. PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article XI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    12.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) If to Buyer, to

             Capstar Acquisition Company, Inc.
             200 Crescent Court, Suite 1600
             Dallas, Texas 75201
             Attn: Lawrence D. Stuart, Jr.
             Facsimile: (214) 740-7313
             with copies to

             Vinson & Elkins L.L.P.
             3700 Trammell Crow Center
             2001 Ross Avenue
             Dallas, Texas  75201
             Attn:   Michael D. Wortley
             Facsimile: (214) 220-7716

             Capstar Broadcasting Partners
             600 Congress Avenue, Suite 1400
             Austin, Texas 78701
             Attn:  William S. Banowsky, Jr.
             Facsimile:  (512) 404-6850

             Leibowitz & Associates, P.A.
             Suite 1450
             Suntrust International Center
             One Southeast Third Avenue
             Miami, Florida  33131-1715
             Attn:  Matthew L. Leibowitz
             Facsimile:  (305) 530-4417

         (b) If to the Company, to

             Quass Broadcasting Company
             425 2nd Street S.E., Suite 450
             Cedar Rapids, Iowa  52401
             Attn:  Mary K. Quass
             Facsimile:  (319) 298-2497

             with a copy to

             Latham & Watkins
             1001 Pennsylvania Avenue, N.W.
             Suite 1300
             Washington, D.C.  20002
             Attn:  Joseph D. Sullivan
             Facsimile:  (202) 637-2201

         (c) If to the Selling Stockholders or the Selling Stockholder's Representative, to

             Mary K. Quass
             425 2nd Street S.E., Suite 450
             Cedar Rapids, Iowa 52401
             Facsimile:  (319) 298-2497
             with a copy to

             Carlton O. Tronvold Trust
             Carlton O. Tronvold Charitable Remainder Trust
             2131 1st Avenue S.E., Unit 216
             Cedar Rapids, Iowa  52403

             and

             8665 Bay Colony Drive, Unit 604
             Naples, Florida  34108

    12.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    12.11. ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

    12.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    12.13. PUBLIC ANNOUNCEMENTS. The Company and the Selling Stockholders, on the one hand, and Buyer, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. Prior to the Closing, neither the Company nor the Selling Stockholders will issue any other press release or otherwise make any public statements regarding the Company's business, except as may be required by applicable law or applicable rules of the Nasdaq Stock Market or any stock exchange.

    12.14. ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to the Selling Stockholders and without releasing Buyer from any of its obligations or liabilities hereunder, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof, and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of the Selling Stockholders or the Company. The Company and the Selling Stockholders shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company and the Selling Stockholders that any such collateral assignment has been foreclosed upon, the Company and the Selling Stockholders shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns.

    12.15. DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Buyer and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company or a Selling Stockholder may assert) other than as an assignee of this Agreement. The current directors of the Company, other than Mary K. Quass and Carlton O. Tronvold, shall not have any personal liability or obligation arising under this Agreement.

    12.16.   NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to
Section 73.1150 of the FCC's rules, that the Selling Stockholders do not retain any right to reassignment of any of the FCC Licenses in the future, or to operate or use the facilities of the Stations for any period beyond the Closing Date.

    12.17.   RELATIONSHIP OF SELLING STOCKHOLDERS.

         (a) Except as expressly provided herein, the representations, warranties and covenants of the Selling Stockholders are joint and several.
The default of one Selling Stockholder shall not relieve any other Selling Stockholder of its obligations hereunder. Each Selling Stockholder agrees that she or it shall cause the Company to comply with the provisions of the Agreement and perform its obligations hereunder that are to be complied with or performed on or before the Closing Date. Buyer shall not have any responsibility for the distribution of the proceeds of a draw on the Deposit Letter of Credit or the Purchase Price among the Selling Stockholders, but this sentence shall not be construed as relieving any Buyer from its obligation to pay the Purchase Price to the Selling Stockholders at Closing.

         (b) Notwithstanding Section 12.17(a), or any other provision of this Agreement, each Selling Stockholder shall indemnify Buyer for (i) its Proportionate Share (but only its Proportionate Share) of any Buyer Indemnified Costs arising out of a breach or default by the Company or any Selling Stockholder of the representations and warranties contained in Section 3.1(o), and (ii) the full amount of any Buyer Indemnified Costs arising out of a breach or default by such Selling Stockholder of the representations of warranties contained in Sections 3.2(a) or (b)), that are in excess of the Holdback Amount available to pay such Buyer Indemnified Costs. The obligation of a Selling Stockholder to pay such Proportionate Amount is several and not joint.

    12.18. APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. By the execution and delivery of this Agreement, each Selling Stockholder hereby irrevocably constitutes and appoints Mary K. Quass as the true and lawful agent and attorney-in-fact (the "Stockholders' Representative") of such Selling Stockholder with full power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the following:

         (a) During the period between the date of this Agreement and the Closing Date, the Stockholders' Representative shall have the following powers:

         (i) the power to execute and deliver all applications and associated exhibits, forms, affidavits, and other documents required to be signed by the Selling Stockholders and filed with any federal, state or local administrative agency from whom Consents must be obtained; and

         (ii) the power to amend this Agreement and the Deposit Escrow Agreement; provided, however, that no such amendment shall be binding upon a Selling Stockholder if the effect thereof is to reduce the Purchase Price or any other sums due and owing to such Selling Stockholder hereunder by an amount that cumulatively exceeds $100,000.00, to make or expand any warranties and representations on behalf of such Selling Stockholder, to limit the Selling Stockholder's right to indemnification under Section 11.1 above, or to materially delay (by the express terms of such amendment) the contemplated Closing.

         (b) After the Closing, the Stockholders' Representative shall have the following powers:

         (i) the power to amend the Indemnification Escrow Agreement (other than any amendment that would increase the amount of the Holdback Amount);

         (ii) the power to deal exclusively with the Buyer with regard to all matters involving the indemnification of Selling Stockholders as set forth in Section 11.2 of this Agreement;

         (iii) the power to deal exclusively with the Buyer and the Escrow Agent, with regard to all matters involving indemnification of the Buyer as set forth in Section 11.1 of this Agreement; subject, however, to the limitation on Capped Buyer Indemnified Costs evidenced by the Holdback Amount;

         (iv) the power to negotiate with the Buyer with regard to any indemnification sought by the Buyer pursuant to the terms of
                 Section 3.1(o) of this Agreement; and

         (v) to the extent that collusive fraud is alleged against all Selling Stockholders, the power to deal with the Buyer with regard to any indemnification sought by the Buyer pursuant to
                 Section 11.8 of this Agreement.

    In the event the Buyer seeks indemnification against a Selling Stockholder for fraud committed solely by such Selling Stockholder pursuant to Section 11.8, or in the event the Buyer seeks indemnification solely against a Selling Stockholder for breach of the representations and warranties of such Selling Stockholder under Section 3.2 of this Agreement, the Stockholder's Representative shall have no authority or power to act on behalf of such Selling Stockholder, and the defense to any claim for indemnification by the Buyer with regard to such matter shall be the exclusive privilege of the Selling Stockholder from whom indemnification is sought.

    Except as limited by the immediately preceding paragraph, Buyer, the other Buyer Indemnified Parties, and any other person, may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders' Representative as the action of each Selling Stockholder in all matters referred to herein, and each such Selling Stockholder confirms all that the Stockholders' Representative shall do or cause to be done by virtue of her appointment as Stockholders' Representative. All actions by the Stockholders' Representative are acknowledged by the parties hereto to be taken by it solely as agent and attorney-in-fact for each Selling Stockholder. By the execution of this Agreement, Mary K. Quass has accepted her appointment as Stockholders' Representative and in consideration for Mary K. Quass' agreement to act as the Stockholders' Representative, each Selling Stockholder hereby agrees to indemnify and hold Mary K. Quass harmless from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorneys' fees and expenses, if any) incurred by her in connection with her performance as Stockholders' Representative, unless such performance constituted gross negligence or willful misconduct on the part of the Stockholders' Representative. Each Selling Stockholder covenants and agrees that he or she will not voluntarily revoke the power of attorney conferred in this Section 12.18. If any Selling Stockholder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Selling Stockholder being a "Former Selling Stockholder") and, as a result, the power of attorney conferred by this Section 12.18 is revoked by operation of law, it shall not be a breach under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Selling Stockholder (each a "Successor Selling Stockholder") confirms the appointment of the Stockholders' Representative as agent and attorney-in-fact for such Successor Selling Stockholder. If the power of attorney conferred by this Section 12.18 is revoked by operation of law and thereafter not reconfirmed by the Successor Selling Stockholder prior to the Closing, such revocation shall not be deemed a breach of any of the provisions of this Agreement provided that such Successor Selling Stockholder executes and delivers such other certificates, documents or instruments (including, without limitation, any amendments hereto, the Deposit Escrow Agreement and the Indemnification Escrow Agreement) that would have been delivered on its behalf by the Stockholders' Representative had such Successor Selling Stockholder reconfirmed the agency and power of attorney conferred by this Section 12.18. If at any time Mary K. Quass dies or resigns from his position as the Stockholders' Representative, the other Selling Stockholders shall designate a successor to Mary K. Quass as soon as practicable.

    12.19.   Consulting Agreement.  Concurrently with the execution hereof Mary
K. Quass and Buyer are entering into the Consulting Agreement substantially in the form of Exhibit G hereto.

                  [Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the Company, the Selling Stockholders and Buyer have caused this Agreement to be signed, all as of the date first written above.

                          QUASS BROADCASTING COMPANY:



                          By:    /S/  Mary Quass
                             ---------------------------------------------------
                          Name:       Mary Quall
                               -------------------------------------------------
                          Title:      President
                                ------------------------------------------------


                          SELLING STOCKHOLDERS:


                            /S/  Mary K. Quass
                          ------------------------------------------------------
                          Mary K. Quass


                          CARLTON O. TRONVOLD TRUST, 9/29/92


                            /S/  Carlton O. Tronvold, Trustee
                          ------------------------------------------------------
                          By:    Carlton O. Tronvold, Trustee


                          CARLTON O. TRONVOLD CHARITABLE
                          REMAINDER TRUST, 1997


                            /S/  Carlton O. Tronvold, Trustee
                          ------------------------------------------------------
                          By:    Carlton O. Tronvold, Trustee


                          BUYER:

                          CAPSTAR ACQUISITION COMPANY, INC.


                          By:    /S/  Paul D. Stone
                             ---------------------------------------------------
                          Name:  /S/  Paul D. Stone
                               -------------------------------------------------
                          Its:        Vice President
                              --------------------------------------------------

                                    ANNEX A

                   LIST OF SELLING STOCKHOLDERS AND OWNERSHIP



 Mary K. Quass                                             64.71%
 19 Blake Court SE                                      1,000 Shares
 Cedar Rapids, Iowa 52402                               Common Stock



 Carlton O. Tronvold Trust                                 22.06%
 2131 1st Avenue SE #216                                3,750 Shares
 Cedar Rapids, Iowa  52402                              Common Stock


 Carlton O. Tronvold Charitable Remainder Trust            13.24%
 2131 1st Avenue SE #216                                2,250 Shares
 Cedar Rapids, Iowa  52402                              Common Stock

                                    ANNEX B

                                  THE STATIONS



                   KHAK-FM              Cedar Rapids, Iowa
                   KDAT-FM              Cedar Rapids, Iowa
                   KTOF-AM              Cedar Rapids, Iowa





                                       56